Exhibit 99.1

For immediate release Contact: Rémy Madeline Fisher Hungry Minds (formerly IDG Books Worldwide) Vice President - Investor Relations 212-884-5136

IDG Books Worldwide, Inc. (NASDAQ: IDGB) Announces Name Change to Hungry Minds, Inc. and New NASDAQ Trading Symbol, (NASDAQ: HMIN) Effective November 14, 2000

New York, NY. (November 13, 2000) --- IDG Books Worldwide, Inc. (NASDAQ: IDGB) announced that it will change its name to Hungry Minds, Inc., effective Nov. 14, 2000. As Hungry Minds, Inc., the Company's common stock will trade on NASDAQ under the symbol HMIN. The new name signals the evolving transformation of the company's business beyond the realm of printed books to a variety of e-services such as subscriber-based e-newsletters, corporate answer networks, downloads and destination Web sites like frommers.com, cliffsnotes.com and dummies.com.

John Kilcullen, Hungry Minds, Inc. Chairman and Chief Executive Officer, said, "Simply put, books no longer exclusively define who we are or what we do as a global branded content company. Our new corporate name witnesses to the growing importance of diverse communities of aspiring learners whom we serve. Books will remain a core distribution platform of our content. However, we are committed to both deepening and applying new ways of engaging our customers. The strategic shift is in aligning our business processes wherein the book's publication marks the initial of continuous, lifelong learning relationships with readers and electronic customers instead of the end of the publishing process."

"As we increase our online portfolio of branded content solutions," said Bill Barry, President and Chief Operating Officer, "the Hungry Minds Knowledge Network will represent a more robust, timely and cost-effective solution set for our customers. These customers share an intense appetite to learn and continually turn to one or more of our "how-to" brands for personal enrichment or improvement of their earnings potential and productivity at work and at home. Our mission is making challenging topics or tasks simple. In today's complex world, that mission has never been more relevant, especially in the growing e-learning market where our recent asset purchase of hungryminds.com provides a valuable knowledge network of partnerships and resources. Our new name better reflects our evolution as a company and the growing base of customers we serve and we are excited about extending our leadership position online as we have in print over the last ten years."

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, general business conditions in the book publishing industry, risks associated with acquisitions and the risk factors detailed from time to time in the Company's periodic reports and registration statements which are filed with the Securities and Exchange Commission.

 Hungry Minds, Inc., (NASDQ: HMIN) formerly IDG Books Worldwide, Inc. (NASDAQ: IDGB) with its worldwide headquarters in New York, NY, is a leading global, branded knowledge company with a diverse portfolio of technology, consumer and general "how-to" books brands, computer-based learning tools, Web sites and Internet related e-services. Hungry Minds' best-selling brands include For Dummies®, with approximately 90 million books in print in more than 30 languages, Frommer's®, with over 1.3 million unique visitors, CliffsNotes™, Websters New World™,and Visual™. The Company is the largest consumer computer book publisher in the United States, and is in the top ten of all U.S. consumer trade publishers. The Company has thousands of active titles, plus translations in 38 languages around the world including official technology publishing partnerships with AOL, Hewlett-Packard, Novell and SuSE. Consumer licenses include Betty Crocker ® and Weight Watchers ®. Hungry Minds' Web sites includes: cliffsnotes.com, dummies.com and frommers.com. More information about HMIN is available from the company's SEC filings or by visiting the company Web site at http://www.idgbooks.com and/or www.hungryminds.com.

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